Exhibit 10(n)


                 AMENDMENT ONE TO JUNE 21, 1993 LETTER AGREEMENT

         This Amendment One to June 21, 1993, Letter Agreement (the "Amendment") is entered into this 9th day of September, 1997, by and between Blessings Corporation, a Delaware corporation (the "Company") and Elwood M. Miller (the "Key Executive").
                              W I T N E S S E T H:
         WHEREAS, the Board of Directors of the Company (the "Board") considers it essential to the best interests of the shareholders of the Company to foster the continued employment of Elwood M. Miller, Chief Executive Officer and President of the Company, and in this connection the Board recognizes that the possibility of a sale of the company or a merger exists and that such possibility and the uncertainty and questions which it necessarily raises may result in the departure or distraction of the Key Executive to the detriment of the Company and its shareholders in this period when the Key Executive's undivided attention and commitment to the best interests of the Company and its shareholders is particularly important; and
         WHEREAS, the Board has determined that it is essential and in the best interests of the Company and its shareholders to ensure the Key Executive's continued dedication and efforts in such event without undue concern on the part of the Key Executive for his financial security; and
         WHEREAS, it is the desire of the Board in the event of a Change of Control, as defined hereafter in this Amendment One, but only in such event, to supersede that section of the June 21, 1993, Letter Agreement which appears on page 4 thereof as "Severance Agreement."
         NOW, THEREFORE, in order to fulfill the above purposes and in consideration of the engagements to be performed by each of the parties hereto, it is agreed that the Severance Agreement provisions as stated on page 4 of the Letter Agreement of June 21, 1993, from the Company to the Key Executive be amended and supplemented as follows:
                                   ARTICLE ONE
                                   DEFINITIONS
         As used in this Amendment, the following words and phrases shall hav the following respective meanings unless the context clearly indicates otherwise.
         1.1      Amendment:  This Amendment One to June 21, 1993, Letter
Agreement.
         1.2 Base Salary: The base salary in effect on the date a Change of Control occurs.
         1.3      Company:  Blessings Corporation.
         1.4      Board:  The Board of Directors of Blessings Corporation.
         1.5 Key Executive: Elwood M. Miller, the Chief Executive Officer and President of Blessings Corporation.
         1.6 Compensation: The amount the Key Executive is entitled to receive as Base Salary plus amounts which the Key Executive is entitled to receive herein and under Blessings Corporation's Management Incentive Plan on an annualized basis, but shall not refer to any other direct or indirect compensation received by the Key Executive, including, without limitation, any awards of restricted stock options, long-term incentive payouts or benefits.
         1.7 Change in Control: A "Change in Control" shall be deemed to occur if, within two (2) years from the date hereof:
                  -----------------
                  (a) the Company's shareholders approve of a sale, a merger or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company; or
                  (b) there is a change of fifty percent (50%) or more in the composition of the members of the Board in any twelve (12) consecutive months. 1.8 Letter Agreement: The letter of June 21, 1993, from the Company to the Key Executive outlining the financial compensation and severance payment to the Key Executive as an officer of the Company.
         1.9 Payment Benefits: The benefits payable in accordance with Article Three of this Amendment.
                                   ARTICLE TWO
                                      TERM
         2.1      Term of Amendment:  This Amendment  shall commence on
September 9, 1997, and shall continue in effect through September 9, 1999, when it shall terminate.
                                  ARTICLE THREE
                                PAYMENT BENEFITS
         3.1 Right to Payment Benefits: The Key Executive shall be entitled to receive from the Company Payment Benefits in the amount provided in Section 3.2 if (a) this Amendment has not previously expired under the provisions contained in Section 2 above and (b) a Change in Control has occurred and (c) the Key Executive is employed by the Company at the time the Change in Control occurs.
         3.2 Amount of Payment Benefits: If there is a Change in Control within the term of this Amendment, then the Key Executive shall be entitled to the following benefits:
                  (a) The Company shall pay to the Key Executive an amount equal to the present value of the total amounts of money that would have been paid to the Key Executive during the period beginning on the date of the Change in Control and ending on a date two (2) years subsequent to the date of the Change in Control. For purposes of this subparagraph (a), the total amounts of money that would have been paid to the Key Executive during such period shall be based on an annual rate calculated as follows: An amount equal to two (2) times the Key Executive's average annual Compensation for the two (2) fiscal years of the Company preceding the fiscal year in which the Change in Control occurs. The present value of the foregoing total amounts shall be determined by using a discount rate equal to one hundred percent (100%) of the applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code) as of the Termination Date, and shall be based on the assumption that the Compensation for the period in question would be received by the Key Executive on a monthly basis. In addition to the aforesaid payment, the Key Executive shall receive the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) for each One and 00/100 Dollar ($1.00) the stock of the Company sells for in excess of Twelve and 50/100 Dollars ($12.50) per share (on the date the Change in Control occurs).
The additional payment on any increase in the value of the stock shall be calculated on the fractional increase, e.g., if on the date the Change in Control occurs the average price per share of Company Stock trades for Fourteen and 00/100 Dollars ($14.00) per share, the additional payment to the Key Executive shall be One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). Any payments made under this subparagraph (a) and under the Letter Agreement shall be subject to the limitation set forth in paragraph 3.3 below and shall be payable in a lump sum within thirty (30) days of the date on which a Change in Control occurs.
                  (b) The Key Executive shall not be required to mitigate the amount of any payment provided for in this Amendment by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Key Executive in any subsequent employment. These Payment Benefits are not contingent upon the Key Executive retaining a position with the Company after a Change in Control occurs. If the Key Executive is terminated for any reason after a Change in Control occurs, the Company shall not be obligated to pay any severance benefits by reason of any provision of the Letter Agreement.
         3.3 Limitation on Payment Benefits: As it is the intention of the parties that the Company's payments under this Amendment and the Letter Agreement to or for the benefit of the Key Executive shall not constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, in no event shall the present value of the benefits provided for in
Section 3.2(a) exceed two and ninety-nine one-hundredths (2.99) times the Base Amount. The Base Amount and the present value of the benefits shall be determined in accordance with Section 280G of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.
                                  ARTICLE FOUR
                                CHANGE IN CONTROL
         Written Notice Required: Any purported Change in Control shall be communicated by written notice to the Key Executive.
                                  ARTICLE FIVE
                            SUCCESSORS TO CORPORATION
         This Amendment shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business and/or assets of the Company in the same manner and to the same extent that the Company would be obligated under this Amendment if no succession had taken place. The Company shall require any successor by merger or otherwise to expressly and unconditionally assume and agree to perform the Company's obligations under this Amendment in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place
                                  ARTICLE SIX
                                 MISCELLANEOUS
         6.1 Further Amendment: Any alteration to this Amendment shall be a signed written instrument signed by both parties to this Amendment.
         6.2 Indemnification: If the Key Executive is required to institute a legal action to enforce this Amendment, or is required to defend in any legal action, the validity or enforceability of any right or benefit provided by this Amendment and the Key Executive is the prevailing party in any such legal action, the Company will pay all actual legal fees and expenses incurred by the Key Executive.
         6.3 Validity and Severability: The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
         6.4 Reaffirmation of Letter Agreement: The terms of the Letter Agreement, except as superseded under specific circumstances, remain in full force and effect.
         6.5 Governing Law: The validity, interpretation, construction and performance of this Amendment shall in all respects be governed by the laws of the Commonwealth of Virginia.
         6.6 Choice of Forum: The Key Executive and the Company shall be entitled to enforce the provisions of this Amendment or to assert any claim for benefits under the terms of this Amendment in any state or federal court of competent jurisdiction located in the Commonwealth of Virginia.

                                         BLESSINGS CORPORATION



                                         By:   /s/John W. McMackin
                                               -------------------
                                                  John W. McMackin
                                                  Chairman, Board of Directors



                                         KEY EXECUTIVE



                                                  /s/Elwood M. Miller
                                                  -------------------
                                                     Elwood M. Miller